As filed with the Securities and Exchange Commission on August 16, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CATERPILLAR INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street Peoria, Illinois 61629 (Address of Principal Executive Offices)
Caterpillar Inc. 2006 Long-Term Incentive Plan
(Full Title of the Plan)

James B. Buda
Vice President, Secretary and General Counsel
Caterpillar Inc.
100 NE Adams Street
Peoria, Illinois 61629-7310
(309) 675-4429
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	X	Accelerated filer

Non-accelerated filer		Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	20,000,000 shares (1)	$67.39 (2)	$1,347,800,000	$96,098.14

(1)Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares offered pursuant to the Caterpillar Inc. 2006 Long-Term Incentive Plan (the "Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock pursuant to Rule 416(a).

(2)Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of a share of Caterpillar Inc. Common Stock, as reported on the New York Stock Exchange - Composite Transactions System on August 12, 2010.

Page 1
PART I

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 20,000,000 shares of the Registrant’s Common Stock, par value $1.00 per share, to be issued pursuant to the Caterpillar Inc. 2006 Long-Term Incentive Plan (the "Plan").  In accordance with General Instruction E to Form S-8, the Registrant and the Plan hereby incorporate by reference the contents of the following Registration Statement previously filed by the Registrant and the Plan:

•	Registration Statement on Form S-8 (Registration No. 333-135467) filed June 29, 2006 (the “2006 Form S-8”).

The 2006 Form S-8 remains in effect.  Of the shares of the Registrant’s Common Stock registered on the 2006 Form S-8, 7,000,000 shares remain available for issuance under the Plan.  These previously registered shares, together with the shares registered hereby, represent the total number of shares available for issuance under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.      Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement:

Exhibit No.	Description
4.1
Caterpillar Inc. 2006 Long-Term Incentive Plan, as amended and restated effective June 9, 2010 (incorporated by reference from Exhibit 10.3 to the Registrant’s Form 10-Q for the quarter ended June 30, 2010, filed with the Commission on July 30, 2010).

23.1	Consent of PricewaterhouseCoopers LLP

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, and the State of Illinois.

CATERPILLAR INC. (Registrant)
August 16, 2010	By:	/s/James B. Buda
James B. Buda, Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

August 16, 2010	/s/James W. Owens	Chairman of the Board and Director
(James W. Owens)
August 16, 2010	/s/Douglas R. Oberhelman	Chief Executive Officer and Director
(Douglas R. Oberhelman)
August 16, 2010	/s/Richard P. Lavin	Group President
(Richard P. Lavin)
August 16, 2010	/s/Stu L. Levenick	Group President
(Stu L. Levenick)
August 16, 2010	/s/Edward J. Rapp	Group President and Chief Financial Officer
(Edward J. Rapp)
August 16, 2010	/s/Gerard R. Vittecoq	Group President
(Gerard R. Vittecoq)
August 16, 2010	/s/Steven H. Wunning	Group President
(Steven H. Wunning)
August 16, 2010	/s/Jananne A. Copeland	Controller and Chief Accounting Officer
(Jananne A. Copeland)

August 16, 2010	/s/W. Frank Blount	Director
(W. Frank Blount)
August 16, 2010	/s/John R. Brazil	Director/Plan Administrator
(John R. Brazil)
August 16, 2010	/s/Daniel M. Dickinson	Director
(Daniel M. Dickinson)
August 16, 2010	/s/John T. Dillon	Director
(John T. Dillon)
August 16, 2010	/s/Eugene V. Fife	Director
(Eugene V. Fife)
August 16, 2010	/s/Gail D. Fosler	Director
(Gail D. Fosler)
August 16, 2010	/s/Juan Gallardo	Director
(Juan Gallardo)
August 16, 2010	/s/David R. Goode	Director/Plan Administrator
(David R. Goode)
August 16, 2010	/s/Peter A. Magowan	Director
(Peter A. Magowan)
August 16, 2010	/s/William A. Osborn	Director
(William A. Osborn)
August 16, 2010	/s/Charles D. Powell	Director
(Charles D. Powell)
August 16, 2010	/s/Edward B. Rust, Jr.	Director/Plan Administrator
(Edward B. Rust, Jr.)
August 16, 2010	/s/Susan C. Schwab	Director
(Susan C. Schwab)
August 16, 2010	/s/Joshua I. Smith	Director/Plan Administrator
(Joshua I. Smith)

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Peoria, the State of Illinois.

CATERPILLAR 2006 LONG-TERM INCENTIVE PLAN
August 16, 2010	By:	*
Plan Administrator
     * Signed by the members of the Compensation Committee as Plan Administrators on previous page.

Exhibit Index

Exhibit No.	Description
4.1
Caterpillar Inc. 2006 Long-Term Incentive Plan, as amended and restated effective June 9, 2010 (incorporated by reference from Exhibit 10.3 to the Registrant’s Form 10-Q for the quarter ended June 30, 2010, filed with the Commission on July 30, 2010).

23.1	Consent of PricewaterhouseCoopers LLP